Exhibit 99.6

Ford Motor Company and Subsidiaries
CONDENSED SECTOR STATEMENT OF CASH FLOWS
For the Periods Ended December 31, 2004 and 2003
(in millions)

	Full Year 2004		Full Year 2003
		Financial		Financial
	Automotive	Services	Automotive	Services
	(unaudited)
Cash and cash equivalents at January 1	$6,856	$16,352	$6,243	$7,071

Cash flows from operating activities before securities trading	1,397	15,501	1,318	15,962
Net sales/(purchases) of trading securities	5,600	92	1,630	524

Net cash flows from operating activities	6,997	15,593	2,948	16,486

Cash flows from investing activities
Capital expenditures	(6,287)	(458)	(7,357)	(379)
Acquisitions of retail and other finance receivables and operating leases	—	(62,852)	—	(59,503)
Collections of retail and other finance receivables and operating leases	—	50,810	—	44,118
Net (increase)/decrease in wholesale receivables	—	(2,174)	—	(2,762)
Net acquisitions of daily rental vehicles	—	(2,492)	—	(1,505)
Purchases of securities	(7,590)	(880)	(8,925)	(1,149)
Sales and maturities of securities	7,615	799	8,673	709
Proceeds from sales of finance receivables and operating leases	—	10,438	—	19,367
Proceeds from sale of businesses	125	412	77	204
Repayment of debt from discontinued operations	—	—	—	1,421
Net investing activity with Financial Services	4,361	—	3,708	—
Cash paid for acquisitions	(30)	—	—	—
Cash recognized on initial consolidation of joint ventures	—	—	256	—
Other	101	(465)	716	883

Net cash (used in)/provided by investing activities	(1,705)	(6,862)	(2,852)	1,404

Cash flows from financing activities
Cash dividends	(732)	—	(733)	—
Net sales/(purchases) of Common Stock	(151)	—	9	—
Changes in short-term debt	(342)	5,279	(237)	1,542
Proceeds from issuance of other debt	469	21,754	1,144	21,942
Principal payments on other debt	(2,585)	(33,436)	(1,097)	(27,683)
Net financing activity with Automotive	—	(4,361)	—	(3,708)
Other	(39)	(81)	(15)	(67)

Net cash (used in)/provided by financing activities	(3,380)	(10,845)	(929)	(7,974)

Effect of exchange rate changes on cash	117	388	260	551
Net transactions with Automotive/Financial Services	1,258	(1,258)	1,186	(1,186)

Net increase/(decrease) in cash and cash equivalents	3,287	(2,984)	613	9,281

Cash and cash equivalents at December 31	$10,143	$13,368	$6,856	$16,352

Certain amounts in prior year’s financial statements have been reclassified to conform with current year presentation.